EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53367 and 333‑106079 on Form S-3 of our reports dated February 25, 2005 (September 26, 2005 as to Note 2) relating to the consolidated financial statements of Public Service Company of New Mexico (which express an unqualified opinion and include explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31), and our reports dated February 25, 2005 relating to the financial statement schedule of Public Service Company of New Mexico and management's report of the effectiveness of internal control over financial reporting appearing in this Current Report on Form 8-K of Public Service Company of New Mexico.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
September 26, 2005